                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

Analogy Reports Results for Third Fiscal Quarter

BEAVERTON, Ore., Jan. 25 /PRNewswire/ -- Analogy, Inc. (Nasdaq: ANLG - news) today announced its financial results for the third fiscal quarter ended December 31, 1998 with total revenues of $7,258,000 and earnings of $0.01 per share.

Fiscal year 1999 third quarter revenues were $7,258,000 compared with $7,847,000 in the third quarter of fiscal 1998. Total revenues for the first nine months of fiscal 1999 were $19,087,000 compared with $19,800,000 for the first nine months of fiscal 1998. Net income in the third quarter was $53,000 or $0.01 per share, compared with net income of $347,000 or $0.04 per share in the third quarter of fiscal 1998. The net loss for the first nine months of fiscal 1999 was $3,464,000 or $0.37 per share, compared with a net loss of $541,000 or $0.06 per share, for the first nine months a year ago.

Total revenue increased to $7.3 million in the third quarter of fiscal 1999 from $6.4 million in the second quarter. Product license revenue increased to $4.3 million in third quarter of fiscal 1999 from $4.0 million in the second quarter. Total revenue of $7.8 million in the third quarter of fiscal 1998 included approximately $1.0 million of service revenue from government contracts. As discussed in previous releases, these government contracts are nearly complete and produced virtually no revenue in the third quarter of fiscal 1999.

"We are very pleased with our return to profitability in the third quarter," said Gary Arnold, Chairman and President and CEO of Analogy. "The combination of our cost control efforts and our focus on maintaining growth in software license revenue has enabled our return to profitability despite weaknesses in our Asian markets. Software license revenue grew 7% over the prior quarter and our goal is to continue this trend in sequential quarter over quarter software license revenue growth without significantly increasing our cost base."

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The forward-looking statements, including the statements above regarding the Company's goals for quarter over quarter software license growth, involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, without limitation, the receipt and timing of customer orders, changes in capital spending plans by key customers, increased adoption of behavioral modeling design methodologies for mixed-signal and mixed-technology systems design, Analogy's ability to introduce new products and expand its markets as scheduled, and competitive initiatives. The forward-looking statements should be considered in light of these risks and uncertainties.

Analogy, Inc., founded in January 1985, develops and markets high performance software and model libraries for top-down design and behavioral simulation of mixed-signal and mixed-technology systems.


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                                  ANALOGY, INC.
                      Consolidated Statements of Operations
                          (000, except per share data)
                                   (unaudited)

                                            Quarter Ended                Nine Months Ended
                                      12/31/98        12/31/97         12/31/98         12/31/97
Revenue:
  Product licenses                   $  4,316         $  4,511         $ 11,196         $ 10,732
  Service and other                     2,942            3,335            7,891            9,068
    Total revenue                       7,258            7,846           19,087           19,800
Cost of Revenue:
  Product licenses                        478              364            1,407            1,344
  Service and other                       450              669              988            2,205
    Total cost of revenue                 928            1,033            2,395            3,549
    Gross profit                        6,330            6,813           16,692           16,251
Operating expenses:
  Research and development              2,081            1,587            6,773            4,290
  Sales and marketing                   3,383            3,868           10,066           10,172
  General and administrative              586              727            1,892            2,151
  Amortization of intangibles              92               92              276              276
  Restructuring charges                    --               --              557               --
    Total operating expenses            6,142            6,274           19,564           16,889
    Operating income (loss)               188              539           (2,872)            (638)
Other expense, net                        (15)             (77)            (246)             (83)
    Income (loss) before
     income taxes                         173              462           (3,118)            (721)
Income tax expense (benefit)              120              115              346             (180)
    Net income (loss)                $     53         $    347         $ (3,464)        $   (541)
Basic net income (loss)
 per common share                    $   0.01         $   0.04         $  (0.37)        $  (0.06)
Diluted net income (loss)
 per common share                    $   0.01         $   0.04         $  (0.37)        $  (0.06)
Weighted average shares
 outstanding - Basic                    9,437            9,193            9,404            9,164
Weighted average shares
 outstanding - Diluted                  9,674            9,834            9,404            9,164


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

                                  ANALOGY, INC.
                           Consolidated Balance Sheets
                                   (unaudited)
                                      (000)

                                               12/31/98         03/31/98
Cash and cash equivalents                     $  1,226         $  8,130
Accounts receivable                              6,534            3,946
Prepaid expenses                                 1,245            1,160
Other assets, net                                1,772              506
    Total current assets                        10,777           13,742
Furniture, fixtures and equipment, net           2,789            3,811
Library costs, net                               4,269            3,924
Other assets, net                                2,027            1,498
    Total assets                              $ 19,862         $ 22,975

Accounts payable and accrued expenses            1,290            1,895
Current portion of capital leases                  349              536
Accrued salaries and benefits                    2,463            2,726
Unearned revenue                                 8,217            7,254
    Total current liabilities                   12,319           12,411
Non-current portion of capital leases              287              454
Deferred contract revenue                        1,485            1,308
Other liabilities                                   83              107
    Total long-term liabilities                  1,855            1,869
Preferred stock                                     --               --
Common stock                                    18,346           17,906
Foreign currency translation                      (188)            (205)
Accumulated deficit                            (12,470)          (9,006)
    Total shareholders' equity                   5,688            8,695
    Total liabilities and equity              $ 19,862         $ 22,975


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